Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Completes

Acquisition of Northeast Retirement Services, Inc.

SYRACUSE, N.Y. — February 3, 2017 — Community Bank System, Inc. (“Community Bank System”) (NYSE: CBU) announced today that it has completed its acquisition of Northeast Retirement Services, Inc. (“NRS”) and its subsidiary Global Trust Company (“GTC”). Effective as of the closing, NRS is a wholly-owned subsidiary of Benefit Plans Administrative Services, Inc. (“BPAS”) and will operate as Northeast Retirement Services, LLC, a Delaware limited liability company. The combination of NRS and BPAS has created an organization with over $80 million in annual revenue, over $50 billion in trust assets and 3,800 retirement and other employee benefit plan administration clients throughout the United States and Puerto Rico. The cash and stock transaction is valued at approximately $146 million.

BPAS is a national provider of employee benefit related services, including defined contribution, VEBA/HRA, actuarial and pension services, and collective investment fund and institutional trust services. NRS, which was founded in 1999, is based in Woburn, Massachusetts and provides institutional transfer agency, master recordkeeping services, custom target date fund administration, trust product administration and customized reporting services to institutional clients. NRS’s wholly-owned subsidiary, GTC, is a non-depository trust company chartered in the State of Maine, and provides fiduciary services for collective investment trusts and other products.

Mark E. Tryniski, the President and Chief Executive Officer of Community Bank System commented, “We are very excited that our partnership with NRS has been finalized and we welcome NRS’s employees and clients to the Community Bank family. We look forward to continuing NRS’s tradition of excellent customer service and are delighted that the same group of talented employees will continue on after the closing.”

Thomas Forese, President and Chief Executive Officer of NRS commented, “Today we have joined forces with Community Bank System and BPAS and look forward to working with our new colleagues to provide highly customized and integrated services to our clients. NRS remains committed to supporting the evolving needs of existing and potential clients through flexible technology and consultative solutions out of our Woburn facility.”

Raymond James & Associates acted as exclusive financial advisor to Community Bank System and Cadwalader, Wickersham & Taft LLP acted as its legal advisor. Loomis & Co. acted as exclusive financial advisor to NRS and Nutter McClennen & Fish LLP acted as its legal advisor.

Community Bank System, Inc. operates more than 200 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $8.7 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and governmental banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.